Exhibit 10.1

COMMERCIAL PRODUCTS ADDENDUM

This Commercial Products Addendum (“Agreement”) is made effective the 2nd day of May, 2007 (“Effective Date”), by and between Wisconsin Alumni Research Foundation (hereinafter called “WARF”), a nonprofit Wisconsin corporation, and Advanced Cell Technology, Inc. (hereinafter called “Licensee”), a Delaware corporation.

WHEREAS,   Licensee and WiCell Research Institute, Inc. (“WiCell”), a subsidiary of WARF, entered into Industry Research License and Materials Transfer Agreement No. 02-W108, made effective March 1, 2002 (the “Research Agreement”), granting Licensee the right under certain “Licensed Patents” to make, use and receive “Licensed Materials” and “WiCell Materials” for “Internal Research Purposes”;

WHEREAS,   the Research Agreement specifically precludes Licensee from making, having made, using, selling, offering for sale, importing or otherwise transferring any “Products” without first entering into a commercialization agreement with WARF or WiCell;

WHEREAS,   WARF has also granted to Geron Corporation (“Geron”) an exclusive license under the Licensed Patents to make, have made, develop, have developed, use sell, offer for sale, and import “Therapeutic Products” and “Diagnostic Products” that use neural cells, cardiomyocytes, or pancreatic islet cells, or their precursors, developed from and/or incorporating the Licensed Materials or derivatives of the Licensed Materials, which may prohibit WARF from granting Licensee any rights outside those granted in this Agreement; and

WHEREAS,   Licensee now desires to obtain a license under the Licensed Patents and Licensed Materials to make, have made, use, sell, offer for sale, have sold,  import or otherwise transfer certain Licensed Products for commercial purposes, and WARF is willing to grant such a license under the terms and conditions set forth below.

NOW, THEREFORE,   in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1.   Effect of the Research Agreement; Definitions.

A.    WARF and Licensee acknowledge and agree that the terms and conditions of this Agreement supplement and amend the terms and conditions of the Research Agreement as it relates to the commercialization of Licensed Products. Except as provided herein, all terms and conditions of the Research Agreement shall remain in effect and are hereby incorporated in this Agreement by reference. In the event that this Agreement and the Research Agreement are inconsistent, the terms and provisions of this Agreement shall supersede the terms and provisions of the Research Agreement, but only with respect to the sale or distribution of Licensed Products as authorized under this Agreement. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Research Agreement.

B.     “Date of First Commercial Sale” shall mean the date when cumulative sales to the retail market of Licensed Products exceeds Five Hundred Thousand Dollars ($500,000).

C.     “Development Report” shall mean a written account of Licensee’s progress under the development plan having at least the information specified on Appendix B to this Agreement.

D.    “Licensed Products” shall mean Therapeutic Products, Diagnostic Products, and Research Products except for Therapeutic Products and Diagnostic Products that use neural cells, cardiomyocytes, or pancreatic islet cells, or their precursors, developed from and/or incorporating Licensed Materials, WiCell Materials or their derivatives.

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E.     “Net Selling Price” shall mean, in the case of Licensed Products that are sold or leased, the invoice price to the end user of Licensed Products (regardless of uncollectible accounts) less any shipping costs, allowances because of returned Licensed Products, or sales taxes. The “Net Selling Price” for a Licensed Product that is transferred to a third party for promotional purposes without charge or at a discount shall be the average invoice price to the end user of that type of Licensed Product during the applicable calendar quarter. Non-monetary consideration may not be accepted by Licensee for any Licensed Product without the prior written consent of WARF, such consent not to be unreasonably withheld if the parties agree on the value of such consideration.

F.     “Development Partner” shall mean a person or organization with which Licensee enters into a specific written collaborative agreement for research and development, manufacturing, marketing, or other activities necessary for the commercialization of Licensed Products.

G.    “Contract Service Provider” shall mean a third party person or organization with which Licensee enters into a written contract for the provision of specific services (e.g., testing, contract manufacturing, distribution, etc. to Licensee) in support of Licensee’s sale or distribution of Licensed Products.

H.    “Collaborator” shall mean a person or organization with which Licensee enters into a written agreement for a specific project or projects to be directed by Licensee involving research on and/or development of Licensed Products.

Section 2.   Grant.

A.   License.

WARF hereby grants Licensee a worldwide, nonexclusive license under the Licensed Patents to make, have made, use, sell, and have sold Licensed Products, with the right to grant sublicenses to the extent provided in Section 2B of this Agreement.

B.   Sublicenses.

(i)    WiCell hereby grants Licensee the right to transfer, as applicable, Licensed Materials and Derivative Materials to Collaborators, Development Partners and Contract Service Providers, and to receive and use Licensed Materials, Derivative Materials and/or Information from its Collaborators, Development Partners and Contract Service Providers, in each case only to conduct research to develop and commercialize Licensed Products on behalf of Licensee. Licensee may grant only written sublicenses only to Collaborators, Development Partners and Contract Service Providers as follows:

(a)    Such a sublicense may be granted, in the case of a Collaborator, to enable the Collaborator to engage in a project of collaborative research with Licensee on Licensed Materials and Derivative Materials and/or the development of Licensed Products. Such a sublicense may include a license to make or use the Licensed Materials, Derivative Materials, or Licensed Products solely for the purpose of the project, but not to sell or transfer any of them to any party other than to Licensee.

(b)   Such a sublicense may be granted, in the case of a Contract Service Provider, to enable the Contract Service Provider to perform specific services in support of Licensee’s sale or distribution of Licensed Products (e.g. testing, contract manufacturing, distribution), under a written contract with Licensee, at Licensee’s expense, and pursuant to protocols or specifications developed by Licensee. Such a sublicense may include a license to make or use the Licensed Materials and Derivative Materials solely for the purpose of providing such services, or to sell Licensed Products as Licensee’s agent, but not to sell or transfer any of them for any other purpose.

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(c)    Such a sublicense may be granted, in the case of a Development Partner, to enable the Development Partner to collaboratively research, develop, manufacture, market, or perform other activities necessary for the commercialization of Licensed Products with Licensee, pursuant to a collaborative agreement. Such a sublicense may include a license to make or use the Licensed Materials, Derivative Materials, or Licensed Products, and to make, have made, use, sell, offer for sale or import Licensed Products, on Licensee’s behalf.

(ii)   Unless otherwise agreed to in writing by WiCell, any sublicense agreement entered into under this Section 2B shall terminate upon the termination of this Agreement, and each sublicense shall so state. Licensee shall require that its sublicensee(s) comply with all relevant requirements of this Agreement and the Research Agreement (including without limitation restrictions on the right to use and transfer Licensed Materials) and Licensee shall have the same responsibility for the activities of any sublicensee as if the activities were directly those of Licensee. Licensee shall provide to WARF, in confidence, a summary of any sublicense agreement with a Collaborator, Development Partner or a Contract Service Provider, under this Section 2B within thirty (30) days after execution of such sublicense agreement.

(iii)  In respect to sublicenses granted by Licensee to a Development Partner or Contract Service Provider under this Section 2B, Licensee shall pay to WARF an amount equal to what Licensee would have been required to pay to WARF had Licensee sold the amount of Licensed Products sold by such sublicensee. In addition, if Licensee receives any fees, minimum royalties, or other payments in consideration for any rights granted under a sublicense to a Collaborator, Development Partner or Contract Service Provider, and such payments are not based directly upon the amount or value of Licensed Products sold by the sublicensee, as permitted, then Licensee shall pay WARF twenty percent (20%) of such payments in the manner specified in Section 4E.

C.   Restrictions and Limitations.

Licensee acknowledges and agrees that the license granted hereunder does not provide any right or license to:  (i)  grant any sublicenses under this Agreement to any third parties except as described in Section 2B of this Agreement; (ii) make, have made, use, have sold, sell, offer for sale, import, have imported or otherwise transfer Therapeutic Products or Diagnostic Products that use neural cells, cardiomyocytes, or pancreatic islet cells, or their precursors, developed from and/or incorporating the Licensed Materials, WiCell Materials or their derivatives; or (iii) use the inventions of the Licensed Patents, Licensed Materials or any Derivative Materials in the manufacture or distribution of any products other than the Licensed Products.

Section 3.   Development.

A.    Licensee shall diligently develop, manufacture, market and sell Licensed Products throughout the term of this Agreement. Such activities shall include, without limitation, those activities listed in the Development Plan attached hereto as Appendix C. Licensee agrees that said Development Plan is reasonable and that it shall take all reasonable steps to meet the development program as set forth therein.

B.     Beginning in calendar year 2007 and until the Date of First Commercial Sale, Licensee shall provide WARF with semiannual written Development Reports summarizing Licensee’s development activities since the last Development Report and any necessary adjustments to the Development Plan. Licensee agrees to provide each Development Report to WARF on or before thirty (30) days from the end of each semi-annual period ending June 30 and December 31 for which a report is due, and shall set forth in each Development Report sufficient detail to enable WARF to ascertain Licensee’s progress toward the requirements of the Development Plan. WARF reserves the right to audit Licensee’s records relating to the development activities required hereunder. Such record keeping and audit procedures shall be subject to the procedures and restrictions set forth in Section 6 for auditing the financial records of Licensee.

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WARF agrees that any information obtained or learned by WARF during an audit under this paragraph shall be treated by WARF and WiCell as confidential information of Licensee, and neither WARF nor WiCell will (i) use any such information for any purpose other than to exercise its rights under this paragraph or (ii) disclose any such information to any third party without the express written consent of Licensee except as necessary to exercise its rights under this paragraph.

C.     Licensee acknowledges that any failure by Licensee to reasonably implement the Development Plan, or to make timely submission to WARF of any Development Report, or the providing of any false information to WARF regarding Licensee’s development activities hereunder, shall be a material breach of the terms of this Agreement subject to the termination and cure provisions set forth in Section 7.C of this Agreement.

Section 4.   Consideration.

A.   License Fee.

In consideration of the rights granted under this Agreement, Licensee agrees to pay to WARF a license fee of Six Hundred Thousand Dollars ($600,000) (the “Initial License Fee”) in accordance with the payment schedule set forth herein this Section 4; provided, however, Licensee shall be entitled to a credit in the amount of Two Hundred Twenty Five Thousand Dollars ($225,000) representing the license fees paid to WARF by Licensee as required under the Research Agreement. Licensee shall pay to WARF the Initial License Fee in twelve (12) installments of $31,250 each. The installments shall be due on a quarterly basis as follows:

Payment Due Date	Quarter	Amount
3/31/2008	Q1 2008	$31,250
6/30/2008	Q2 2008	$31,250
9/30/2008	Q3 2008	$31,250
12/31/2008	Q4 2008	$31,250
3/31/2009	Q1 2009	$31,250
6/30/2009	Q2 2009	$31,250
9/30/2009	Q3 2009	$31,250
12/31/2009	Q4 2009	$31,250
3/31/2010	Q1 2010	$31,250
6/30/2010	Q2 2010	$31,250
9/30/2010	Q3 2010	$31,250
12/31/2010	Q4 2010	$31,250
	TOTAL =	$375,000

B.   Royalty.

Licensee also agrees to pay to WARF as “earned royalties” a royalty of (i) four percent (4.0%) of the Net Selling Price of Therapeutic Products, and (ii) two percent (2.0%) of the Net Selling Price of Diagnostic Products and Research Products, sold or transferred under this Agreement. The royalty is deemed earned as of the earlier of the date the Licensed Product is actually sold, leased or otherwise transferred for consideration, the date an invoice is sent by Licensee, or the date a Licensed Product is transferred to a third party for any promotional reasons. Licensee acknowledges and agrees that the royalty paid hereunder is provided as additional consideration for the rights afforded under the Research Agreement which led to the discovery and/or development of the Licensed Products to be commercialized under this Agreement. Licensee is required to pay only one royalty with respect to a Licensed Product regardless of the number of patents or patent applications included within the Licensed Patents whose claims cover that Licensed Product.

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If Licensee is required to make payments to an unaffiliated third party for a license or similar right to such third party’s patents, in the absence of which right or license Licensee could not legally make, use or sell Licensed Products, then Licensee may reduce the royalties payable to WARF by one-quarter (0.25%) for every one percent (1%) royalty paid on the Net Selling Price of Licensed Products to such third parties; provided, however, that the adjusted royalty rate to WiCell will be no less than fifty percent (50%) of the applicable royalty rate payable for such Licensed Products under this Agreement.

C.   Minimum Royalty.

Licensee further agrees to pay to WARF a minimum royalty of Fifty Thousand Dollars ($50,000) per calendar year or part thereof during which this Agreement is in effect starting in calendar year 2008, against which any earned royalty paid for the same calendar year will be credited. The minimum royalty for a given year shall be due at the time payments are due for the calendar quarter ending on December 31. It is understood that the minimum royalties will apply on a calendar year basis, and that sales of Licensed Products requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due to WARF for any other given calendar year.

WARF and WiCell acknowledge and agree that the annual maintenance fee requirement imposed under Section 4.B of the Research Agreement is waived during the term of this Agreement. Licensee shall have no obligation to pay the annual maintenance fee required under Section 4.B of the Research Agreement so long as this Agreement is in force and Licensee has met its minimum royalty obligations under this Agreement. In the event this Agreement is terminated, Licensee shall be obligated to pay the annual maintenance fee required under Section 4.B of the Research Agreement for each year the Research Agreement remains in effect after the termination of this Agreement, but not for any years during which this Agreement and the Research Agreement were both in effect.

D.   Patent Fees and Costs.

Licensee also agrees to pay to WARF a one-time aggregate fee of Fifteen Thousand Dollars ($15,000) to reimburse WARF for the costs associated with preparing, filing and maintaining the Licensed Patents. Licensee shall pay to WARF such patent fees on or before the first anniversary date of the Effective Date.

E.   Accounting; Payments.

(i)    Amounts owing to WARF under Section 4B of this Agreement shall be paid on a quarterly basis, with such amounts due and received by WARF on or before the thirtieth day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any amounts which remain unpaid more than thirty (30) days after they are due to WARF shall accrue interest until paid at the rate of the lesser of one percent (1%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

(ii)   Except as otherwise directed, all amounts owing to WARF under this Agreement shall be paid in U.S. dollars. All royalties owing with respect to Net Selling Prices stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment. WARF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on WARF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to WARF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee.

(iii)  A full accounting showing how any amounts owing to WARF under Section 4B have been calculated shall be submitted to WARF on the date of each such payment. Such accounting shall be on a per-country and product line, model or tradename basis and shall be summarized on the form shown in Appendix A of this Agreement. In the event no payment is owed to WARF, a statement setting forth that fact shall be supplied to WARF.

Section 5.   Certain Warranties.

A.    WARF warrants that it has the right to grant the licenses granted to Licensee in this Agreement. Nothing in this Agreement shall, however, be construed as: (i) a warranty or representation by WARF or Licensee as to the validity or scope of any of the Licensed Patents; (ii) a warranty or representation that anything made, used or transferred under the license granted in this Agreement will or will not infringe patents of third parties; (iii) an obligation to furnish any assistance, or know-how not provided in the Licensed Patents or any materials or services other than those specified in this Agreement; or (iv) an obligation to file any patent application or secure or maintain any patent right.

B.     WARF MAKES NO REPRESENTATIONS, EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE MERCHANTIBILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE NON-INFRINGEMENT OR USE OF ANY LICENSED PRODUCTS UNDER THIS AGREEMENT.

C.     TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT SHALL WARF, WICELL, OR THEIR RESPECTIVE  TRUSTEES, DIRECTORS, OFFICERS AND EMPLOYEES  (INCLUDING WITHOUT LIMITATION ANY INVENTORS OF THE LICENSED PATENTS) BE LIABLE FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

Section 6.   Recordkeeping.

A.    Licensee and its sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s accounting referred to above, including without limitation inventory, purchase and invoice records relating to any Licensed Products sold under this Agreement. In addition, Licensee shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s Development Reports. Such documentation may include, but is not limited to, invoices for studies, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Department to obtain tax credit, if available, for research and development. All such books and records shall be preserved for a period not less than six (6) years after they are created during and after the term of this Agreement.

B.     Licensee and its sublicensee(s) shall take all steps reasonably necessary so that WARF may, within thirty (30) days of its request, review Licensee’s and its sublicensee(s) books and records to allow WARF to verify the accuracy of Licensee’s Development Reports and the payments made to WARF. Such review will be performed by an attorney or registered CPA and scientific expert designated by WARF, at WARF’s expense upon reasonable notice and during regular business hours.

C.     If a royalty payment deficiency is determined, Licensee and its sublicensee(s), if applicable, shall pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 4E(i). If a royalty payment deficiency for a calendar year exceeds the lesser of five percent (5%) of the royalties paid for that year or $50,000, then Licensee shall be responsible for paying WARF’s out-of-pocket expenses incurred with respect to such review.

Section 7.   Term and Termination.

A.    The term of this Agreement shall begin on the Effective Date and continue until the expiration of the last to expire Licensed Patents, unless otherwise earlier terminated as provided herein.

B.     Licensee may terminate this Agreement at any time by giving at least ninety (90) days written and unambiguous notice of such termination to WARF.

C.     Subject to the terms of this Agreement, if Licensee at any time defaults in the timely payment of any monies due to WARF, or the timely submission to WARF of any report required under this Agreement, or commits any material breach of any other covenant herein contained, and Licensee fails to remedy any such breach or default within ninety (90) days after written notice thereof by WARF, or if Licensee commits any act of bankruptcy, becomes insolvent, is unable to pay its debts as they become due, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within sixty (60) days, or offers any component of the Licensed Patents or Licensed Materials to its creditors, WARF may, at its option, terminate this Agreement by giving notice of termination to Licensee.

D.    Upon termination of this Agreement, Licensee and its sublicensee(s) shall have ninety (90) days to cease all activities involving the manufacture, use, sale or distribution of Licensed Products for any purpose, and shall destroy all such Licensed Products in its possession. Licensee and its sublicensee(s) shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the expiration of said ninety (90) day period, and any minimum royalties shall be prorated as of said date by the number of days elapsed in the applicable calendar year.

E.     Waiver by either party of a single breach or default, or a succession of breaches or defaults, shall not deprive such party of any right to terminate this Agreement in the event of any subsequent breach or default.

Section 8.   Product Liability; Conduct of Business.

A.    Licensee shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold WARF and the inventors of the Licensed Patents harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Licensed Products arising from any right or obligation of Licensee and its sublicensee(s) hereunder. WARF at all times reserves the right to select and retain counsel of its own to defend WARF’s interests.

B.     Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing the products subject to this Agreement and that such insurance coverage is sufficient to cover WARF and the inventors of the Licensed Patents as additional insureds. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to WARF that that such coverage is being maintained. In addition, Licensee shall provide WARF with at least thirty (30) days prior written notice of any material change in or cancellation of the insurance coverage.

Section 9.   Miscellaneous.

A.    Licensee may not assign or transfer this Agreement, nor any of the rights granted herein, without the prior written consent of WARF, such consent not to be unreasonably withheld. Notwithstanding the foregoing, Licensee may assign this Agreement, without the prior written consent of WARF or WiCell pursuant to a Change of Control Event. “Change of Control Event” shall mean (i) the sale or disposition of all or substantially all the assets of the Licensee or its direct or indirect parent corporation; (ii) the reorganization, merger, consolidation, or similar transaction involving the Licensee or its direct or indirect parent corporation which results in the voting securities of such entity outstanding immediately prior to that transaction ceasing to represent at least 50% of the combined voting power of the surviving entity immediately after such transaction; (iii) the acquisition in one or more transactions by any “person”, as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any of such person’s “affiliates” or “associates”, as such terms are used in the Exchange Act, of 40% or more of the outstanding shares of the voting capital stock of the Licensee or its direct or indirect parent corporation (excluding any employee benefit plan or related trust sponsored or maintained by that entity); or (iv) any event or series of events in which the individuals who are the directors of the Licensee or its direct or indirect parent corporation as of the effective date of this Agreement (“Incumbent Directors”) cease for any reason to constitute at least fifty percent (50%) of the board of directors of that entity; provided, however, that if any new director is approved by a vote of at least fifty percent (50%) of the Incumbent Directors, such new director shall be considered an Incumbent Director. Assignment pursuant to a Change of Control Event shall require payment of $300,000 to WARF, due upon such assignment.

B.     This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Wisconsin, without reference to its conflicts of laws principles. The parties hereto are independent contractors and not joint venturers or partners. If the enforcement of any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations.

C.     WARF and Licensee have each been represented by counsel who participated in the preparation of this Agreement. Neither party shall be considered to be the drafter of this Agreement or any of its provisions for the purpose of any statute, case law or rule of interpretation or construction that would or might cause any provision to be construed against the drafter of this Agreement. The Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

D.    This Agreement and the Research Agreement constitute the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 9, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

Section 11.   Authority.

The persons signing on behalf of WARF and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

WISCONSIN ALUMNI RESEARCH FOUNDATION

By:	/s/ CRAIG J. CHRISTIANSON	Date:	5/17	,	07
	Craig J. Christianson, Director of Licensing

	ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ WILLIAM M. CALDWELL, IV	Date:	5/2	,	07
	William M. Caldwell, IV, Chief Executive Officer

WICELL RESEARCH INSTITUTE, INC. hereby consents and agrees to the provisions of this Commercial Products Addendum applicable to the Research Agreement.

By:	/s/ CARL E. GULLBRANDSEN	Date:	6/4	,	07

APPENDIX A

WARF ROYALTY REPORT

Licensee:		Agreement No:
Inventor:		WARF Ref. #:	P
Period Covered: From:	/ /	Through:	/ /
Prepared By:		Date:
Approved By:		Date:

If license covers several major product lines, please prepare a separate report for each line, and combine all product lines into a summary report.

Report Type:	☐ Single Product Line Report:
☐ Multiproduct Summary Report: Page 1 of Pages
☐ Product Line Detail.	Line:		Tradename:	Page:
Report Currency:	☐ U. S. Dollars	☐ Other

	Gross	* Less:	Net	Royalty	Period Royalty Amount
Country	Sales	Allowances	Sales	Rate	This Year	Last Year
U.S.A.
Canada
Europe:

Japan
Other:

TOTAL:

Total Royalty:	Conversion Rate:	Royalty in U.S. Dollars:	$

The following royalty forecast is non-binding and for WARF’s internal planning purposes only:

Royalty Forecast Under This Agreement: Next Quarter:	Q2:	Q3:	Q4:

*                    On a separate page, please indicate the reasons for returns or other adjustments if significant.

Also note any unusual occurrences that affected royalty amounts during this period.

To assist WARF’s forecasting, please comment on any significant expected trends in sales volume.

APPENDIX B

DEVELOPMENT REPORT

A.              Date development plan initiated and time period covered by this report.

•       This report covers activities related to WARF’s license through 1Q07.

•       ACT has initiated development of its RPE cells for conditions involving retinal degeneration

•       ACT is evaluating research and development programs for ESC-derived hemangioblasts and dermal regeneration.

•       Updates will be provided to WARF on a timely basis per this agreement.

B.               Development Report (4-8 paragraphs).

Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

•       ACT has derived human embryonic stem cell line using single blastomere technology (Kliminskya et al., Nature. 2006 Nov 23;444(7118):481-50. Reprint attached.

•       ACT has identified conditions to derive RPE cell lines from single blastomeres.

•       ACT has conducted proof-of-concept studies of using these RPE cells to treat RCS rats (Lund et al., Cloning Stem Cells. 2006 Fall;8(3):189-99 ). Reprint attached.

2.                Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

•       Process development and improvement to manufacture RPE cells under GMP-compliant conditions is ongoing at our Worcester, MA facility.

C.               Future Development Activities (4-8 paragraphs).

Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

•       We have initiated a dialogue with the FDA in regard to our RPE program and expect to continue that dialogue throughout 2007.

•       We are conducting certain pharmacology studies using our RPE cells in the RCS rat. To date, these studies suggest efficacy in the animal model. We expect to complete these studies by 3Q07.

•       We expect to begin safety and biodistribution studies using our RPE cells in nude rats. These studies will begin in 2Q07 and be completed by 4Q07.

•       We expect to commence toxicology and tumorigenicity studies using our RPE cells in 2Q07. We expect to have preliminary results by 4Q07 and final results by 2Q08.

•       We will initiate studies in primates to assess optimal administration of RPE for potential clinical uses. We expect to conduct these studies during 2007.

•       We will continue to work on the characterization and scaling of manufacturing of our RPE cells throughout 2007.

•       We have been looking to file our IND for this program by year-end. We are continuing dialogues with the FDA and will continue to assess our IND timeline based on these dialogues.

Estimated total development time remaining before a product will be commercialized.

•       RPE: 5-7 years

•       Hemangioblast and dermal regeneration in research phase at present

D.              Changes to initial development plan (2-4 paragraphs).

1.                Reasons for change.

2.                Variables that may cause additional changes.

E.               Items to be provided if applicable:

1.                Information relating to Product that has become publicly available, e.g., published articles, competing products, patents, etc.

2.                Development work being performed by third parties other than Licensee to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

•       Dr. Raymond Lund at Oregon Health and Science University—Pharmacology Studies

•       Dr. Marco Zarbin at UMDNJ—Pharmacology Studies

•       MPI Research—GLP Toxicology Studies

3.                Update of competitive information trends in industry, government compliance (if applicable) and market plan.

PLEASE SEND DEVELOPMENT REPORTS TO:

WARF Research Institute, Inc.
Attn.:  Contract Coordinator
614 Walnut Street
P.O. Box 7365
Madison, WI  53707-7365

APPENDIX C

DEVELOPMENT PLAN

(To be provided by Licensee prior to execution)

•       Selection of clinical indication(s) for RPE replacement program by 3Q07

•       File IND for RPE program (2Q08)

•       Phase I human clinical study for RPE indication in 4Q08

•       Phases II and III for RPE program TBD

•       Ongoing evaluation of hemangioblast and dermal repair program for development